SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Tableau Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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To our stockholders:

We are a company on a mission. Since our inception in 2003, we have been committed to helping people see and understand data. Our products put the power of data into the hands of everyday people, allowing them to engage with their data, ask questions, solve problems and create value. Over the past ten years, we have reached over 17,000 customer accounts in pursuit of our mission.

2013 was a year to remember for Tableau. We achieved 82% revenue growth, added over 6,000 customer accounts worldwide, completed a successful IPO and hosted our largest ever customer conference.

An important part of our strategy is to invest in product innovation. With Tableau 8.0, we introduced advancements such as web and mobile authoring, new data connectors, forecasting and enhanced enterprise integration with new APIs. These are a few of the many new features we delivered to help people make sense of their growing quantities of data. In Tableau 8.1, we incorporated new features to support enterprise customers, including full 64-bit support, SAML authentication, support for external load balancers and IPv6 support. We also provided users with more advanced analytics capabilities. Finally, we launched Tableau Online, a cloud-based product that makes it even easier to for people to explore, analyze and share data.

In addition to our accomplishments in product innovation, we achieved other notable milestones in 2013. We grew license revenues 78% and maintenance and services revenues 92% from 2012. We increased our international business to 20% of total revenues, up from 17% in 2012. Tableau was positioned as a “leader” for the first time in Gartner’s Magic Quadrant Report for Business Intelligence and Analytics Platforms. And we were named one of Washington’s Best Workplaces by the Puget Sound Business Journal.

We ended 2013 with over 1,200 employees, and I would like to acknowledge their contributions in fueling our success. Thank you for your energy, efforts, passion and pursuit of a greater mission.

I want to thank you, our stockholders, for your continued support. We are energized by the progress we have made and excited about the possibilities before us.

Christian Chabot

Co-founder and Chief Executive Officer

Tableau Software Inc.

March 2014

TABLEAU SOFTWARE, INC.

837 North 34th Street, Suite 200

Seattle, Washington 98103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2014

Dear Tableau Software, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tableau Software, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, May 9, 2014 at 11:00 a.m. local time at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355 for the following purposes:

1.	To elect the three nominees for director named herein to the Board of Directors to hold office until the 2017 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 21, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Friday, May 9, 2014 at 11:00 a.m. local time at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355.

The Proxy Statement and annual report to stockholders

are available at http://materials.proxyvote.com/87336U.

By Order of the Board of Directors

/s/ Keenan Conder

Keenan Conder

Vice President, General Counsel and Corporate Secretary

Seattle, Washington

March 28, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i.

TABLEAU SOFTWARE, INC.

837 North 34th Street, Suite 200

Seattle, Washington 98103

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

May  9, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Tableau Software, Inc. (the “Company” or “Tableau”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 28, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 7, 2014.

How do I attend the Annual Meeting?

The meeting will be held on Friday, May 9, 2014 at 11:00 a.m. local time at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355. For directions, please call the offices of Cooley LLP at 206.452.8700. Information on how to vote in person at the meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 21, 2014 will be entitled to vote at the meeting. On this record date, there were 63,773,503 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 21, 2014 your shares were registered directly in your name with Tableau Software, Inc.’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

2.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 21, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and
•	Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 8, 2014 to be counted.

•	To vote through the internet, go to http://materials.proxyvote.com/87336U to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 8, 2014 to be counted.

3.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Tableau. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock you owned as of March 21, 2014. The Class A Common Stock and Class B Common Stock will vote together as a single class on all proposals described in this Proxy Statement.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the internet, by completing the proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

4.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Tableau Software, Inc.’s Corporate Secretary at 837 North 34th Street, Suite 200, Seattle, Washington 98103.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 28, 2014 to our Corporate Secretary at 837 North 34th Street, Suite 200, Seattle, Washington 98103, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2015 Annual Meeting of Stockholders is held before April 9, 2015 or after June 8, 2015, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our Proxy Statement for the 2015 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2015 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 6, 2015 nor earlier than the close of business on January 9, 2015; provided, however, that if our 2015 Annual Meeting of Stockholders is held before April 9, 2015 or after June 8, 2015, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, votes “For,” “Against” and abstentions.

5.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees to serve until the 2017 Annual Meeting of Stockholders receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2014, must receive “For” votes from the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter. If you select to “Abstain” from voting on Proposal No. 2, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the aggregate voting power of shares of Class A Common Stock and Class B Common Stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 36,030,676 shares of Class A Common Stock and 27,742,827 shares of Class B Common Stock outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 156,729,473 votes must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

6.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are three directors in the class whose term of office expires in 2014. If elected at the Annual Meeting, each of these nominees would serve until the 2017 Annual Meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The Company invites directors and nominees for director to attend the Annual Meeting. Because we completed our initial public offering in May 2013, we did not hold an Annual Meeting of Stockholders in 2013.

The following table sets forth information with respect to our directors, including the three nominees for election at the Annual Meeting, as of January 31, 2014:

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION/ POSITION HELD WITH THE COMPANY
Class I Directors – Nominees for Election at the Annual Meeting
Elliott Jurgensen, Jr.	69	Sept. 2012	Director of Tableau
John McAdam	63	Dec. 2012	President, Chief Executive Officer and Director of F5 Networks, Inc.
Brooke Seawell	66	Nov. 2011	Venture Partner, New Enterprise Associates

Class II Directors – Continuing in Office until the 2015 Annual Meeting
Forest Baskett	70	Aug. 2008	General Partner, New Enterprise Associates
Patrick Hanrahan	58	Jan. 2003	Co-founder and Chief Scientist of Tableau
Scott Sandell	49	Aug. 2004	General Partner, New Enterprise Associates

Class III Directors – Continuing in Office until the 2016 Annual Meeting
Christian Chabot	42	Jan. 2003	Co-founder, Chief Executive Officer and Chairman of the Board of Directors of Tableau
Christopher Stolte	41	Jan. 2003	Co-founder and Chief Development Officer of Tableau

Each of the nominees listed below was recommended for election by the Nominating and Corporate Governance Committee of the Board. Each of the nominees listed below is currently a director of the Company and was elected or appointed to the Board prior to our initial public offering. Messrs. Jurgensen and McAdam were appointed to the Board by the then current members of the Board, and Mr. Seawell was appointed to the Board pursuant to the provisions of a voting agreement entered into by certain of our stockholders – including our founders, Mr. Chabot, Dr. Stolte and Dr. Hanrahan, and entities affiliated with New Enterprise Associates and Meritech – which terminated upon the completion of our initial public offering.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Tableau. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

7.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2017 ANNUAL MEETING

Elliott Jurgensen, Jr., 69, has served as a member of our Board since September 2012. Mr. Jurgensen retired from KPMG LLP, an international public accounting firm, in January 2003 after 32 years, including 23 years as an audit partner. During his public accounting career at KPMG, he held a number of leadership positions, including Managing Partner of the Bellevue, Washington office from 1982 to 1991 and Managing Partner of the Seattle, Washington office from 1993 to 2002. Mr. Jurgensen currently serves on the boards of BSquare Corporation and a private company. Mr. Jurgensen previously served on the boards of McCormick & Schmick’s Seafood Restaurants, Inc. from July 2004 until the company was sold in December 2011 and Isilon Systems, Inc., from April 2006 until the company was sold in December 2010. Mr. Jurgensen has a B.S. from California State University, San Jose. Mr. Jurgensen was chosen to serve on our Board due to his substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, experience as a public company board member, and sales and marketing experience at KPMG.

John McAdam, 63, has served as a member of our Board since December 2012. Mr. McAdam has served as the President and Chief Executive Officer and a member of the board of directors of F5 Networks, Inc., a provider of application delivery networking technology, since July 2000. Prior to joining F5 Networks, Mr. McAdam served as General Manager of the Web server sales business at IBM from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to IBM in September 1999. Mr. McAdam holds a B.S. from the University of Glasgow, Scotland. Mr. McAdam was chosen to serve on our Board due to his experience in the technology industry, and in particular, his experience managing F5 Networks through a period of high growth.

Brooke Seawell, 66, has served as a member of our Board since November 2011. Mr. Seawell has been a Venture Partner with New Enterprise Associates, Inc. (“NEA”) since January 2005. Prior to joining NEA, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital firm, from February 2000 to December 2004. Mr. Seawell also served as Executive Vice President of NetDynamics Inc., an application server software company that was acquired by Sun Microsystems, Inc., from 1997 to 1998, and Senior Vice President, Finance and Operations and Chief Financial Officer of Synopsys, an electronic design automation software company, from 1991 to 1997. Mr. Seawell previously served as Vice President, Finance and Production and Chief Financial Officer of Weitek Corporation, a fabless semiconductor company, from 1983 to 1991, and co-founder and Chief Financial Officer of Southwall Technologies, Inc., a complex thin film coatings company, from 1979 to 1983. Mr. Seawell currently serves on the boards of NVIDIA Corporation, Informatica Corporation and various private technology companies. Mr. Seawell also is a member of the Stanford University Athletic Board and previously served on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds an M.B.A. from Stanford University and a B.A. from Stanford University. Mr. Seawell was chosen to serve on our Board due to his more than 30 years of experience in technology finance and operations, including having served as the chief financial officer of two public companies, his experience in the venture capital industry and his experience as a director of high technology companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

8.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Forest Baskett, 70, has served as a member of our Board since August 2008. Dr. Baskett has been a General Partner with NEA since 2004, where he focuses on information and energy technology investments. Dr. Baskett joined NEA in 1999. From 1986 to 1999, Dr. Baskett served as Chief Technology Officer and Senior Vice President, Research and Development of Silicon Graphics Inc. (“SGI”). Prior to joining SGI, he founded and directed the Western Research Laboratory of Digital Equipment Corporation from 1982 to 1986, and was a professor of Computer Science and Electrical Engineering at Stanford University from 1971 to 1982. Dr. Baskett also serves on the boards of Fusion-io, Inc., Audience, Inc. and various private technology companies. Dr. Baskett holds a Ph.D. in Computer Science from the University of Texas at Austin and a B.A. from Rice University. He is also a member of the National Academy of Engineering. Dr. Baskett was chosen to serve on our Board due to his extensive experience with a wide range of technology companies and the venture capital industry.

Patrick Hanrahan, 58, has served as our Chief Scientist and as a member of our Board since our inception in 2003. Dr. Hanrahan is also currently the CANON Professor of Computer Science and Electrical Engineering at Stanford University, where he teaches computer graphics and is researching visualization, image synthesis, and graphics systems and architectures. Dr. Hanrahan is a part-time employee of Tableau, with approximately 20% of his professional time currently dedicated to Tableau. Prior to joining us, Dr. Hanrahan served as senior scientist at Pixar Animation Studios. Prior to joining Stanford, Dr. Hanrahan was an Associate Professor at Princeton University. Dr. Hanrahan holds a Ph.D. in Biophysics and a B.S. from the University of Wisconsin—Madison. Dr. Hanrahan was chosen to serve on our Board because he is a co-founder, a significant stockholder and, as our Chief Scientist, has a deep understanding of our products and technology.

Scott Sandell, 49, has served as a member of our Board since August 2004. Mr. Sandell is a General Partner at NEA and head of the firm’s technology investing practice. Mr. Sandell also leads NEA’s investing activities in China. Prior to joining NEA in 1996, Mr. Sandell worked as a product manager for Windows 95 at Microsoft Corporation. Mr. Sandell started his career at the Boston Consulting Group and later joined C-ATS Software, Inc. Mr. Sandell currently serves on the boards of Fusion-io, Inc. and Workday, Inc., in addition to various private companies. He previously served on the boards of NetIQ Corporation, WebExCommunications, Inc., Data Domain, Inc. and Spreadtrum Communications, Inc. Mr. Sandell is a member of the board of directors of the National Venture Capital Association. Mr. Sandell holds an M.B.A. from Stanford University and an A.B. from Dartmouth College. Mr. Sandell was chosen to serve on our Board due to his extensive experience with a wide range of technology companies and the venture capital industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Christian Chabot, 42, is one of our co-founders and has served as our Chief Executive Officer and Chairman of our Board since our inception in 2003. Prior to joining us, Mr. Chabot served as an Associate Partner at Softbank Venture Capital, a venture capital firm. Prior to Softbank, Mr. Chabot was the President and co-founder of BeeLine LLC, a visualization software company. He holds an M.B.A. from Stanford University, an M.Sc. from the University of Sussex and a B.S. from Stanford University. Mr. Chabot was chosen to serve on our Board because he is a co-founder, a significant stockholder and our Chief Executive Officer.

Christopher Stolte, 41, is one of our co-founders and has served as a member of our Board since our inception in 2003. Dr. Stolte has served as our Chief Development Officer since May 2010, and prior to that served as our Vice President of Engineering. Prior to joining us, Dr. Stolte was the Chief Technology Officer and co-founder of BeeLine LLC. Dr. Stolte holds a Ph.D. in Computer Science from Stanford University and a B.S. from Simon Fraser University. Dr. Stolte was chosen to serve on our Board because he is a co-founder, a significant stockholder and, as our Chief Development Officer, has a deep understanding of our products and technology.

9.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board has determined that, other than Mr. Chabot and Drs. Stolte and Hanrahan, by virtue of their positions as Chief Executive Officer, Chief Development Officer and Chief Scientist, respectively, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Lead Independent Director

Our board of directors has appointed Mr. Sandell to serve as our lead independent director. As lead independent director, Mr. Sandell presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

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Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2013 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Mr. Christian Chabot
Dr. Christopher Stolte
Dr. Patrick Hanrahan
Dr. Forest Baskett			X
Mr. Elliott Jurgensen, Jr.	X		X	*
Mr. John McAdam	X				X	*
Mr. Scott Sandell			X		X
Mr. Brooke Seawell	X	*

Total meetings in fiscal 2013:	5		3		1

*	Committee Chairperson

Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our Audit Committee consists of Messrs. Seawell, Jurgensen and McAdam, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Seawell. Our Board has determined that each of Messrs. Seawell and Jurgensen is an “audit committee financial expert” within the meaning of SEC regulations. Our Board has also determined that each member of our Audit Committee has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

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•	conducting a periodic assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at investors.tableausoftware.com/corporate-governance.

Compensation Committee

Our Compensation Committee consists of Mr. Jurgensen, Dr. Baskett and Mr. Sandell, each of whom our Board has determined to be independent under the NYSE listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The chair of our Compensation Committee is Mr. Jurgensen. The primary functions of this committee include:

•	determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the our Board the compensation of our directors;

•	evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to our Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, periodically, the performance of the Compensation Committee and the adequacy of its charter.

The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at investors.tableausoftware.com/corporate-governance.

Compensation Committee Processes and Procedures

The Compensation Committee meets periodically during each fiscal year, with such frequency as it determines to be appropriate under the circumstances. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration the six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

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In June 2013, the Compensation Committee engaged Compensia, Inc. (“Compensia”) as its compensation consultant, after taking into account the six factors prescribed by the SEC and NYSE. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals;

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and

•	develop a board of directors compensation policy appropriate for the Company as a publicly-held company.

As part of its engagement, Compensia provided guidance to the Compensation Committee in developing a comparative group of companies and performed analyses of competitive performance and compensation levels for that group. The Chairman of the Compensation Committee and its members also met in executive session with the Chief Executive Officer and Chief Financial Officer periodically to discuss the Company’s compensation history, philosophy, key performance metrics and strategic goals. Compensia ultimately developed recommendations that were submitted to the Compensation Committee for its consideration. Following an active dialogue with Compensia and further discussions with management, the Compensation Committee ultimately approved an executive compensation program and reported to the full Board.

Our Chief Executive Officer, Chief Financial Officer and General Counsel may attend meetings of the Compensation Committee to present information and answer questions. Our Chief Executive Officer may make recommendations to the Compensation Committee regarding compensation for our executive officers other than for himself because of his daily involvement with our executive officers. No executive officer participates directly in the final deliberations or determinations regarding his own compensation package.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Messrs. Jurgensen and Sandell and Dr. Baskett. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. McAdam and Sandell, each of whom our Board has determined to be independent under the NYSE listing standards. The chair of our nominating and corporate governance committee is Mr. McAdam. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, periodically, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

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The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at investors.tableausoftware.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 837 North 34th Street, Suite 200, Seattle, Washington 98103. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at investors.tableausoftware.com/corporate-governance. In addition, any interested person may communicate directly with the presiding director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at investors.tableausoftware.com/corporate-governance.

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Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at investors.tableausoftware.com/corporate-governance. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Corporate Governance Guidelines

In February 2013, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at investors.tableausoftware.com/corporate-governance.

Other Policies

Our insider trading policy prohibits our employees and directors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging, inherently speculative transaction or similar transaction designed to decrease the risks associated with holding Company securities. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and December 31, 2012, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2013	2012
	(in thousands)
Audit Fees(1)	$1,659	$391
Audit-related Fees(2)	—	55
Tax Fees(3)	294	313
All Other Fees(4)	2	2

Total Fees	$1,955	$761

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The audit fees also include fees for professional services provided in connection with our initial public offering and secondary offering, incurred during the fiscal years ended December 31, 2013 and December 31, 2012, including comfort letters, consents and review of documents filed with the SEC.
(2)	Audit related fees for the fiscal year ended December 31, 2012 consists of fees related to Sarbanes-Oxley readiness assessment.
(3)	Tax fees for the fiscal years ended December 31, 2013 and December 31, 2012 consist of fees for services related to international tax compliance. Tax fees for the fiscal year ended December 31, 2013 also include a transfer pricing analysis and international tax consulting.
(4)	All other fees billed for the fiscal years ended December 31, 2013 and December 31, 2012 were related to fees for access to online accounting and tax research software.

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All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2013 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to our Audit Committee Chairman up to $100,000, and any such pre-approval is reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Mr. Brooke Seawell

Mr. Elliott Jurgensen, Jr.

Mr. John McAdam

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 7, 2014, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown that they beneficially own, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 36,018,388 shares of our Class A common stock and 27,742,827 shares of our Class B common stock outstanding as of March 7, 2014. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 7, 2014 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

The table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Tableau Software, Inc., 837 North 34th Street, Suite 400, Seattle, Washington 98103.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Name of Beneficial Owner	Number of Shares	% of Total	Number of Shares	% of Total
Named Executive Officers and Directors:
Christian Chabot(1)	--	--	7,217,224	25.7	22.8
Christopher Stolte(2)	--	--	6,989,099	24.9	22.0
Thomas Walker(3)	73,026	*	274,041	*	*
Forest Baskett(4)(5)	--	--	4,842,891	17.5	15.4
Patrick Hanrahan	--	--	8,888,278	32.0	28.4
Elliott Jurgensen, Jr.(6)	--	--	25,000	*	*
John McAdam(6)	--	--	21,250	*	*
Scott Sandell(4)(5)	--	--	4,842,891	17.5	15.4
Brooke Seawell(7)	759	*	17,500	*	*
All executive officers and directors as a group (12 persons)(8):	282,912	*	29,118,867	99.4	88.6
Other 5% Stockholders:
Entities affiliated with New Enterprise Associates(4)	--	--	4,831,224	17.4	15.4
Entities affiliated with Meritech Capital Partners(9)	2,333,192	6.5	--	--	*
FMR LLC(10)	2,310,642	6.4	--	--	*

*	Represents beneficial ownership of less than 1% of the outstanding common stock.

†	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

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(1)	Includes 373,224 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.

(2)	Includes 373,224 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.

(3)	Consists of (i) 73,026 shares of Class A common stock held by the Thomas and Katherine Walker Living Trust, for which Mr. Walker holds voting and dispositive power and (ii) 274,041 shares of Class B common stock shares issuable pursuant to stock options exercisable within 60 days of March 7, 2014.

(4)	Consists of (i) 4,821,288 shares of Class B common stock held by New Enterprise Associates 11, Limited Partnership (“NEA 11”) and (ii) 9,936 shares of Class B common stock held by NEA Ventures 2004, L.P. (“Ven 2004”). The shares directly held by NEA 11 are indirectly beneficially owned by NEA Partners 11, Limited Partnership (“NEA Partners 11”), the sole general partner of NEA 11, NEA 11 GP, LLC (“NEA 11 LLC”), the sole general partner of NEA Partners 11, and each of the individual Managers of NEA 11, LLC, who are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our Board), Ryan D. Drant, Krishna “Kittu” Kolluri and Scott D. Sandell (a member of our Board). The shares directly held by Ven 2004 are indirectly beneficially owned by J. Daniel Moore, the general partner of Ven 2004. The principal business address for each of these entities is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(5)	Includes 11,667 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.

(6)	Represents shares issuable pursuant to stock options exercisable within 60 days of March 7, 2014.

(7)	Consists of (i) 10,000 shares of Class B common stock held by the Rosemary & A. Brooke Seawell Revocable Trust dated 12/20/09, restated 6/29/10, for which Mr. Seawell holds voting and dispositive power and (ii) 7,500 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.

(8)	Consists of (i) 282,912 shares of Class A common stock held by the current executive officers and directors, (ii) 27,572,052 shares of Class B Common stock held by the current executive officers and directors and (iii) 1,546,815 shares of Class B common stock issuable pursuant to stock options held by such persons that are exercisable within 60 days of March 7, 2014.

(9)	Includes (i) 2,291,427 shares held by Meritech Capital Partners III L.P. (Meritech Partners) and (ii) 41,765 shares held by Meritech Capital Affiliates III L.P. (Meritech Affiliates). Meritech Management Associates III L.L.C. (Meritech Management), a managing member of Meritech Capital Associates III L.L.C. (Meritech Associates), the general partner of Meritech Partners and Meritech Affiliates, has sole voting and dispositive power with respect to the shares held by Meritech Partners and Meritech Affiliates. The managing members of Meritech Management are Paul S. Madera, Michael B. Gordon, Robert D. Ward and George H. Bischof. The principal business address for each of these entities is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

(10)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the “Investment Company Act”), is the beneficial owner of 1,869,300 shares of the Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act (the “Funds”). Edward C Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 1,869,300 shares owned by the Funds. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Company Act, is the beneficial owner of 5,400 shares of Class A common stock as a result of acting as investment adviser to various investments companies registered under the Investment Company Act (the “SelectCo Funds”). Edward C Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 5,400 shares owned by the SelectCo Funds. The ownership of one investment company, Fidelity Contrafund, amounted to 1,193,900 shares of the Class A common stock. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of shares of Series B voting common stock of FMR, representing approximately 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all shares of Series B voting common stock will be voted in accordance with the majority vote of shares of Series B voting common stock. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Company Act, is the beneficial owner of 425,958 shares of Class A common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has the sole dispositive power over 425,958 shares of Class A common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 9,984 shares of the outstanding Class A common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 9,984 shares of Class A common stock owned by the institutional accounts managed by PGATC. The principal business address of these entities is 245 Summer St., Boston MA 02210.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

20.

EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table sets forth certain information with respect to our executive officers and other executive management as of January 31, 2014. Biographical information with regard to Mr. Chabot, Dr. Stolte and Dr. Hanrahan is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Executive Officers
Christian Chabot	42	Chief Executive Officer, Co-founder and Chairman of the Board
Christopher Stolte	41	Chief Development Officer, Co-founder and Director
Thomas Walker	45	Chief Financial Officer
Elissa Fink	49	Chief Marketing Officer
Kelly Wright	43	Executive Vice President, Sales
Keenan Conder	50	Vice President, General Counsel and Corporate Secretary

Other Executive Management
Patrick Hanrahan	58	Chief Scientist, Co-founder and Director
Andrew Beers	42	Vice President, Product Development
Daniel Jewett	51	Vice President, Product Management
Jay Peir	40	Vice President, Corporate Development
Brian Smith	45	Vice President, Technical Operations
Brett Thompson	42	Vice President, Human Resources

Executive Officers

Thomas Walker has served as our Chief Financial Officer since July 2008, and prior to that served as our Vice President, Finance and Operations. Prior to joining us, Mr. Walker served as Vice President, Finance and Administration at Beacon Fire and Safety LP, which was subsequently acquired by Cintas Corporation. Mr. Walker has over 20 years of experience in software and publishing, including roles in corporate finance at Time Warner Inc. and IDG Books Worldwide, Inc., which was subsequently acquired by John Wiley & Sons, Inc. Mr. Walker holds an M.B.A. from CUNY Baruch College and a B.S. from Arizona State University.

Elissa Fink has served as our Chief Marketing Officer since August 2011, and prior to that served as our Vice President of Marketing from August 2007 to August 2011. Prior to joining us, Ms. Fink served as Executive Vice President at IXI Corporation, which was subsequently acquired by Equifax Inc. She holds an M.B.A. in Marketing and Decision Systems from the University of Southern California and a B.A. from Santa Clara University.

Kelly Wright has served as our Executive Vice President, Sales since November 2010 and prior to that served as our Vice President of Sales and various other sales leadership positions since joining us in 2005. Prior to joining us, Ms. Wright served as Vice President of Sales at AtHoc, Inc. She holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. from Stanford University.

Keenan Conder has served as our Vice President, General Counsel and Corporate Secretary since January 2012. Prior to joining us, Mr. Conder served as Vice President, General Counsel and Corporate Secretary of Isilon Systems, Inc., a data storage company, which was subsequently acquired by EMC Corporation, from 2007 to 2012. Mr. Conder previously served as Senior Vice President, General Counsel and Corporate Secretary of Expedia, Inc., an online travel company. Mr. Conder received his J.D. from Wake Forest University and holds a B.A. from the University of North Carolina at Chapel Hill.

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Other Executive Management

Andrew Beers has served as our Vice President of Product Development since 2010, and various other leadership positions since joining us in 2004. From 1997 through 2004, he served in a variety of engineering and leadership roles including Director of Engineering at Align Technology, the makers of the Invisalign medical device. He received an M.S. in Computer Science from Stanford University and a B.S. from The State University of New York at Buffalo.

Daniel Jewett has served as our Vice President of Product Management since July 2007. From 2003 to 2007, Mr. Jewett was Vice President of Query, Reporting & Analysis Tools at Hyperion Solutions Corporation. From 1992 to 2003, Mr. Jewett held a number of senior positions at Brio Technology, including Vice President of Business Intelligence Products, and Vice President of Product Management. Mr. Jewett received an M.B.A. from California State University, Long Beach and a B.S. from California State University, Sacramento.

Jay Peir has served as our Vice President, Corporate Development since November 2011. From 2003 to November 2011, Mr. Peir held a number of key leadership roles at SunPower Corporation, a solar energy company, including Vice President, Corporate Development, Vice President, Treasurer and Chief Financial Officer. Mr. Peir holds an M.B.A., an M.S. and a B.S. from Stanford University.

Brian Smith has served as our Vice President, Technical Operations since October 2010. Prior to joining us, Mr. Smith was a partner at Digiting, Inc., a software company, from December 2009 to October 2010. From January 2009 to December 2009, Mr. Smith engaged in technical research. From February 1998 to January 2009, Mr. Smith held a number of key leadership roles at Expedia, Inc., including Vice President of Information Technology, General Manager of eCommerce Systems and Director of Platform Engineering. Mr. Smith received an M.B.A. and a B.A. from the University of Washington.

Brett Thompson has served as our Vice President, Human Resources since October 2011. Prior to joining us, Mr. Thompson held several positions as a senior human resources executive at both public and private companies, including serving as a consultant and later Vice President at Classmates.com from December 1999 until it was acquired by United Online, Inc. in November 2004, and Senior Vice President, Human Resources at United Online, Inc. from November 2004 until joining us in October 2011. He holds a B.S. from Utah State University.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the year ended December 31, 2013 and December 31, 2012. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Christian Chabot	2013	300,000	–	319,000	–	–	30,718	649,718
Chief Executive Officer	2012	300,000	–	–	2,169,347	–	33,034	2,502,381

Christopher Stolte	2013	300,000	–	319,000	–	–	13,956	632,956
Chief Development Officer	2012	300,000	–	–	2,169,347	–	18,343	2,487,690

Thomas Walker	2013	275,000	100,000(1)	319,000	–	27,500(4)	36,641	758,141
Chief Financial Officer	2012	275,000	47,500	–	1,811,557	27,500	35,506	2,197,063

(1)	Amount reported represents a discretionary bonus for performance in 2013.
(2)	Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each restricted stock unit (“RSU”) granted in 2013, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the Class A common stock underlying such awards.
(3)	Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in 2012, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of such stock options.
(4)	Amount reported represents a bonus paid to Mr. Walker under our incentive bonus plan for non-sales employees for company-wide performance in 2013. Participants in the bonus plan were entitled to a target bonus of up to 10% of their respective 2013 base salaries. The actual amount of the incentive bonus was determined by our Board following the end of the calendar year based on achievement of the corporate goal related to 2013 bookings, and was paid at 100% of target. Mr. Chabot and Mr. Stolte are not participants in the bonus plan.
(5)	Amounts in this column include personal household expense reimbursements and personal and spousal expenses related to a company-sponsored retreat. For 2013, amounts include tax reimbursements related to that retreat of $1,851 for Mr. Chabot, $1,846 for Mr. Stolte and $1,896 for Mr. Walker. For Mr. Walker, the amount also includes transportation expense reimbursements.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

The following table shows information regarding outstanding equity awards at the fiscal year ended December 31, 2013 for the named executive officers.

	Option Awards Class B Common Stock						Stock Awards Class A Common Stock
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christian Chabot	1/1/2012	306,577	333,235	(1)(3)	7.17	2/28/2022
	11/15/2013						5,000(3)(4)	344,650(5)
Christopher Stolte	1/1/2012	306,577	333,235	(1)(3)	7.17	2/28/2022
	11/15/2013						5,000(3)(4)	344,650(5)
Thomas Walker	10/11/2005	75,000	—	(2)	0.18	4/19/2016
	5/1/2006	22,500	—	(2)	0.18	4/19/2016
	2/7/2007	100,000	—	(1)	0.18	2/6/2017
	9/1/2007	100,000	—	(1)	0.24	11/6/2017
	1/1/2009	75,000	—	(1)	1.31	2/24/2019
	1/1/2010	54,344	1,156	(1)(3)	1.50	2/23/2020
	8/4/2010	8,333	1,667	(1)(3)	1.75	8/3/2020
	1/1/2011	32,812	12,188	(1)(3)	5.92	3/29/2021
	1/1/2012	47,916	52,084	(1)(3)	7.17	2/28/2022
	12/7/2012	62,500	187,500	(1)(3)	9.30	12/9/2022
	11/15/2013						5,000(3)(4)	344,650(5)

(1)	The shares subject to the stock option vest over a four year period, with 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.
(2)	The shares subject to the stock option vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vest each month, subject to continued service with us through each vesting date.
(3)	Award is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us following a change in control, as described under “—Potential Payments Upon Termination or Change in Control.”
(4)	The shares underlying the RSU vest as follows: 25% of the shares underlying the RSU vest on the one-year anniversary of the vesting commencement date and the remainder vest quarterly thereafter, subject to continued service with us through each vesting date.
(5)	Represents the market value of the unvested shares subject to the RSU based on the closing price of our Class A common stock on December 31, 2013, which was $68.93 per share.

EXECUTIVE OFFER LETTERS AND ARRANGEMENTS

The initial terms and conditions of employment for each of our named executive officers are set forth in written offer letters. In April 2013, we entered into revised employment offer letters with each of our named executive officers setting forth the terms and conditions of such executive’s employment with us, the terms of which are described below. In addition, we have entered into change in control severance agreements with each of our executive officers, the terms of which were approved by our Board. Each of our executive officers has also executed our standard form of confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described below under “—Potential Payments Upon Termination or Change in Control.”

Christian Chabot

We entered into an initial offer letter with Christian Chabot, our Chief Executive Officer, dated August 20, 2004, which set forth the initial terms and conditions of his employment with us. In April 2013, we entered into a new offer letter with Mr. Chabot, which replaced and superseded Mr. Chabot’s prior offer letter, pursuant to which

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Mr. Chabot’s base salary was initially set at $300,000 per year. Mr. Chabot is also eligible for reimbursement of certain personal household expenses, up to a maximum of $25,000 per year, under a separate perquisite policy for our named executive officers. Mr. Chabot is currently not eligible to receive an annual target bonus. Mr. Chabot’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Chabot is entitled to potential payments and benefits upon a termination of employment following a change in control of us under the terms of his change in control severance agreement.

Christopher Stolte

We entered into an initial offer letter with Christopher Stolte, our Chief Development Officer, dated August 20, 2004, which set forth the initial terms and conditions of his employment with us. In April 2013, we entered into a new offer letter with Dr. Stolte, which replaced and superseded Dr. Stolte’s prior offer letter, pursuant to which Dr. Stolte’s base salary was initially set at $300,000 per year. Dr. Stolte is also eligible for reimbursement of certain personal household expenses, up to a maximum of $25,000 per year, under a separate perquisite policy for our named executive officers. Dr. Stolte is currently not eligible to receive an annual target bonus. Dr. Stolte’s employment is at will and may be terminated at any time, with or without cause. However, Dr. Stolte is entitled to potential payments and benefits upon a termination of employment following a change in control of us under the terms of his change in control severance agreement.

Thomas Walker

We entered into an initial offer letter with Thomas Walker, our Chief Financial Officer, on September 25, 2004, which set forth the initial terms and conditions of his employment with us. In April 2013, we entered into a new offer letter with Mr. Walker, which replaced and superseded Mr. Walker’s prior offer letter, pursuant to which Mr. Walker’s base salary was initially set at $275,000 per year and he continues to be eligible to participate in our incentive bonus plan for non-sales employees, under which full time employees are entitled to a target bonus of up to 10% of their base salaries tied to achievement of company performance goals. In addition, for 2014 Mr. Walker will be eligible to receive a discretionary bonus of up to $150,000 if certain sales growth targets are achieved, and where the actual amount of the bonus will be determined based on the achievement of subjective performance criteria. Mr. Walker is also eligible for reimbursement of certain personal household expenses, up to a maximum of $25,000 per year, under a separate perquisite policy for our named executive officers. Mr. Walker’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Walker is entitled to potential payments and benefits upon a termination of employment following a change in control of us under the terms of his change in control severance agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In February 2013, our Board approved a form of change in control severance agreement to be entered into with each of our executive officers and certain other employees, and in April 2013, we entered into these agreements with each of our named executive officers. The change in control severance agreements with each executive officer provides that if such officer is terminated for any reason other than cause, death or disability within 12 months after a change in control, or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive the following severance benefits:

•	a lump sum payment equal to six months of such officer’s then-current base salary (12 months in the case of Messrs. Chabot and Walker and Dr. Stolte);

•	reimbursement of COBRA premiums for such officer and his or her eligible dependents, if any, at the level in effect immediately prior to such officer’s termination of employment, for a period of up to six months (or up to 12 months in the case of Messrs. Chabot and Walker and Dr. Stolte); and

•	100% acceleration of vesting of all then-unvested equity awards held by such officer.

Payment of any severance benefits is conditioned on the executive officer’s timely execution of a general release of claims in our favor.

25.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(5)	Total ($)
Forest Baskett	—	374,292(3)	374,292
Elliott Jurgensen, Jr.	27,625	—	27,625
John McAdam	25,150	—	25,150
Scott Sandell	—	374,292(4)	374,292
Brooke Seawell	27,500	—	27,500

(1)	The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2013, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received options will only realize compensation with regard to these options to the extent the trading price of our Class A common stock is greater than the exercise price of such options.
(2)	The shares subject to these awards vest over a four year period, with 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.
(3)	We awarded Dr. Baskett an option to purchase 40,000 shares of our Class A common stock at an exercise price of $14.98 per share.
(4)	We awarded Mr. Sandell an option to purchase 40,000 shares of our Class A common stock at an exercise price of $14.98 per share.
(5)	In addition to the options granted above, as of December 31, 2013, Mr. Jurgensen, Mr. McAdam and Mr. Seawell held options to purchase 60,000, 60,000 and 31,250 shares of Class B common stock, respectively.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. None of our employee directors receives additional compensation for his service on our Board. In addition, given the value of the investments made by certain of our non-employee directors or their affiliated funds, as well as the internal policies of certain of those funds, we do not currently provide certain non-employee directors who are affiliated with an institutional or venture investor of our company with compensation for their service on our Board.

Non-employee directors, other than Mr. Sandell and Dr. Baskett due to their affiliation with NEA, receive the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis in arrears:

•	$35,000 per year for service as a Board member;

•	$20,000 per year for service as the chair of the Audit Committee and $8,000 per year for service as a member (other than as chair) of the Audit Committee;

•	$12,300 per year for service as the chair of the Compensation Committee; and

•	$7,300 per year for service as the chair of the Nominating and Corporate Governance Committee.

In addition, each non-employee director, other than Mr. Sandell and Dr. Baskett, is also entitled to receive a RSU grant for shares of our Class A Common Stock in the amount of $175,000 every year on the date of our annual meeting of stockholders, beginning with the 2014 Annual Meeting. Each such RSU will vest in full on the first anniversary of the date of grant. For the year ending December 31, 2014, each of Messrs. Jurgensen, McAdam and Seawell will be eligible to receive such compensation.

26.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs(2)	Weighted Average Exercise Price of Outstanding Options(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity Compensation Plans Approved By Stockholders(1)	12,810,750	$7.64	7,313,281
Equity Compensation Plans Not Approved By Stockholders	--	--	--

Total	12,810,750	$7.64	7,313,281

(1)	Includes securities issuable under our 2004 Equity Incentive Plan (the “2004 Plan”) , 2013 Equity Incentive Plan (the “2013 Plan”) and 2013 Employee Stock Purchase Plan (the “2013 ESPP”).
(2)	Consists of (i) options to purchase 317,400 shares of Class A common stock under our 2013 Plan and 11,919,000 shares of Class B common stock under our 2004 Plan, and (ii) 574,350 shares of our Class A common stock subject to restricted stock unit awards under our 2013 Plan.
(3)	Excludes restricted stock unit awards because they have no exercise price.
(4)	Includes 5,313,281 and 2,000,000 shares of Class A common stock available for issuance under the 2013 Plan and 2013 ESPP, respectively. As of the date of our initial public offering, no further shares were available for issuance under the 2004 Plan. As of December 31, 2013, we had not commenced any offering under the 2013 ESPP. Pursuant to the terms of our 2013 Plan and 2013 ESPP, an additional 3,109,934 and 621,986 shares of Class A common stock were added to the 2013 Plan and 2013 ESPP, respectively, effective January 1, 2014.

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TRANSACTIONS WITH RELATED PERSONS

Please see Executive Compensation and Director Compensation for a description of compensation arrangements with our named executive officers and directors.

INVESTOR RIGHTS AGREEMENT

In July 2012, we entered into an Amended and Restated Investor Rights Agreement with the holders of our outstanding preferred stock and certain holders of our outstanding Class B common stock, including entities with which certain of our directors are affiliated. As of December 31, 2013, the holders of approximately 12,900,000 shares of our Class A and Class B common stock were entitled to rights with respect to the registration of their shares.

CONVERSION AGREEMENTS

We have entered into conversion agreements with each of our founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, pursuant to which each founder has agreed to effect conversion of his shares of Class B common stock into Class A common stock, effective automatically upon the termination of such founder’s continuous service for any reason whatsoever, subject only to approval of our Board. In the conversion agreements, continuous service is defined to mean that the founder’s service with us, whether as an employee, a member of our Board or a consultant, is not interrupted or terminated. A mere change in capacity from employee and member of our Board to that of a consultant would not result in a termination of continuous service as long as there is no interruption in service to us.

INDEMNIFICATION AGREEMENTS

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, officers and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Tableau stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at Tableau Software, Inc., 837 North 34th Street, Suite 200, Seattle, Washington 98103, or contact our Corporate Secretary at (206) 633-3400.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Keenan Conder

Keenan Conder

Vice President, General Counsel and Corporate Secretary

March 28, 2014

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary, Tableau Software, Inc., Corporate Secretary 837 North 34th Street, Suite 200, Seattle, Washington 98103.

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1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 ? x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0000204696_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Elliott Jurgensen, Jr. 02 John McAdam 03 A. Brooke Seawell TABLEAU SOFTWARE, INC. 837 N 34TH STREET SUITE 200 SEATTE, WA 98103 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014. NOTE: To conduct such other business properly brought before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting 0000204696_2 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K/AR Wrap is/ are available at www.proxyvote.com . TABLEAU SOFTWARE, INC. Annual Meeting of Stockholders May 9, 2014 11:00 AM This proxy is solicited by the Board of Directors This Proxy is solicited on behalf of the Board of Directors The undersigned stockholder of TABLEAU SOFTWARE, INC., hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated as of March 28, 2014 and the 2013 Annual Report to Stockholders and hereby appoints Keenan M. Conder as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of TABLEAU SOFTWARE, INC. to be held on May 9, 2014 at 11:00 a.m. local time, at the offices of Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, Washington 98101-1355, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF ELLIOTT JURGENSEN, JR., JOHN MCADAM AND BROOKE SEAWELL; “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Continued and to be signed on reverse side